Exhibit 23.5

2100 ROSS AVENUE SUITE 600 DALLAS, TEXAS 75201 PHONE (214) 754-7090 FAX (214) 754-7092

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, Haas Petroleum Engineering Services, Inc. hereby consents to all references to our firm included in or made a part of the EXCO Resources, Inc. Registration Statement on Form S-3 and any amendments thereto and further consents to the incorporation by reference in this EXCO Resources, Inc. Registration Statement on Form S-3 and any amendments thereto of information from our reserve report dated January 26, 2012 on the estimated oil and natural gas reserve quantities of EXCO Resources, Inc. and its consolidated subsidiaries presented as of December 31, 2011.

/s/ Rodger L Walker
Haas Petroleum Engineering Services, Inc.

Dallas, Texas January 24, 2014